EXHIBIT 99.1

March 9, 2009

Dear Fellow Shareholders and Friends,

During the first quarter of 2009, we have seen significant success with the restructuring and expansion of our business model. We rolled out two new divisions to compliment the BOOMj social network, i-SUPPLY and LocalAdLink. The new organizational structure of Beyond Commerce, Inc. as the parent company to the three independent divisions is proving to be a solid model. We were happy to report $1,070,000 in revenues for the month of December 2008, $2,311,000 for January 2009, and $3,326,000 for February 2009. LocaladLink projects to continue rapid revenue growth and earnings quarter over quarter for the full year of 2009.

BOOMj.com, our social network for Baby Boomers and adults over the age of 35, is going strong and will maintain its leading position as a niche portal and social networking site, integrating content and community with social networking and shopping tools. After surpassing our competitors last year, we have consistently grown our member base at an average of 4% per month and have seen a significant increase in page views. To accelerate this growth, we are planning a new marketing campaign during the second quarter.

i-SUPPLY, our E-commerce division, will be launching its “ASAP Widget Application Version 1.0” in late March.   This  version will have fifteen shopping categories including books, consumer electronics, kitchen supplies, health & beauty products and more.  The site allows users to create a customized store by selecting only the products they wish to sell.  Our Widget Application will roll out on thousands of Web sites, offering over 1.8 million brand name products at everyday low prices.  For the official launch in April an advanced selection of functionality and features will be added.  The Q2 official introduction of i-SUPPLY will bring an immediate increase in revenue and establish the proprietary ad network for LocalAdLink.

LocalAdLink, our local advertising division, has had a tremendous impact on local business owners, our more than 30,000 independent sales representatives, and our Company. We have paid out millions in commissions to our independent sales force, who now operate within their communities in all fifty states.  This division is now profitable and continues to grow.  Tens of thousands of local businesses are currently advertising on LocalAdLink.com and are seeing trackable results of their marketing dollars. LocalAdLink’s service offering includes online coupons, created and managed in real time by our Advertisers, driving customers to their door.

LocalAdLink is committed to being the leading low-cost provider of local search and Internet advertising for local businesses across the country. The viral nature of the business has filled rooms with hundreds and even thousands of eager professionals.  With the downturn in real estate, mortgage, print media and finance, we have high quality professionals joining our independent salesforce daily.  In a short start up period of only four months, LocalAdLink has become one of the largest and most sophisticated local ad networks on the Internet.  LocalAdLink continues to establish itself as a reputable brand in the online advertising space.

Another important milestone for the quarter was the addition of many key seasoned executives and support staff to manage our explosive growth.  Our IT department has been brought to the next level to produce more industry leading technology.  With our commitment to world class customer service, we have more than doubled our customer service staff size and are implementing three new technologies to streamline the support process.

So, what’s next for Beyond Commerce? The launch of i-SUPPLY Version 1 and LocalAdLin k Version 2.   We are positioned to have a significant increase in revenue during the second quarter. During Q2, LocalAdLink will also introduce a coupon technology utilizing the SMS feature on mobile phones.  We expect the same positive response to this innovative marketing tool as we have seen with our online services. This innovative product will be a new revenue stream for the Company.  The culmination of our online directory, search engine placement services, i-SUPPLY ad network and mobile coupon offering will position LocalAdLink as the most comprehensive advertising solution for local businesses.

Very Truly Yours,

 Robert J. McNulty,

Chairman and CEO

Beyond Commerce, Inc. | 9029 South Pecos Suite 2800 |Henderson, NV 89074 http://www.beyondcommerce.com/